SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12 [ ] Confidential, for the Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))


                                 R&B, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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


R&B, INC.
-----------------------------------------

Notice of Annual Meeting of Shareholders
May 23, 2002
-------------------------------------------


Dear Shareholder:

        The Annual Meeting of Shareholders of R&B, Inc. (the "Company"), a Pennsylvania corporation, has been called and will be held at the law offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103 on Thursday May 23, 2002 at 8:30 a.m., Eastern Daylight Savings Time, to consider and act upon the following matters:

        I.  Election of six directors for the ensuing year.

        II. Any other business as may lawfully come before the Annual Meeting.

        The Board of Directors has fixed the close of business on March 18, 2002, as the record date for determining the Shareholders of the Company entitled to notice of and to vote at such meeting and any adjournment thereof.

        Whether or not you intend to be present at the Annual Meeting, please date, sign and mail the enclosed proxy card in the envelope provided or, if available, use Internet or telephone voting. Use of Internet or telephone voting will save the Company money. Instructions for using the internet or telephone voting, if available, are included on the enclosed proxy card. You are cordially invited to attend the Annual Meeting and your proxy will not be used if you are present and prefer to vote in person.


                               By Order of the Board of Directors


                                /s/ Barry D. Myers


                               BARRY D. MYERS
                               Senior Vice President, General Counsel and
                               Assistant Secretary

Colmar, Pennsylvania
April 22, 2002



IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND PROMPTLY RETURNED. IF AVAILABLE, PLEASE USE INTERNET OR TELEPHONE VOTING WHICH WILL SAVE YOUR COMPANY MONEY.

                                            R&B, INC.

                                      3400 East Walnut Street
                                    Colmar, Pennsylvania  18915
                                -----------------------------------

                                          Proxy Statement
                                 ---------------------------------

        This Proxy Statement and accompanying proxy card are for the solicitation of proxies by the Board of Directors (the "Board") of R&B, Inc., a Pennsylvania corporation (the "Company"), for its use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday May 23, 2002 at 8:30 a.m., Eastern Daylight Savings Time, and any adjournments of the Annual Meeting. The Annual Meeting will be held at the law offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103. This Proxy Statement and proxy card are being mailed to shareholders of the Company on or about April 22, 2002.

        At the Annual Meeting, the holders of record on March 18, 2002 (the "Shareholders") of the Company's Common Stock, par value $.01, will act upon the following matters:

        I. Election of six directors for the ensuing year.

        II. Any other business as may properly come before the Annual Meeting.

        All proxies which are validly completed, signed and returned to the Company prior to the Annual Meeting will be voted in the manner designated. Proxies may be revoked at any time prior to being voted by written notice to the Secretary or by attending the Annual Meeting and voting in person. If no instructions are given, the persons named in the proxy solicited by the Board intend to vote in favor of the election of the nominees named herein. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote on these matters in accordance with their best judgment.

        The Board has fixed the close of business on March 18, 2002 as the record date (the "Record Date") for the determination of shareholders entitled to receive notice and to vote at the Annual Meeting and any adjournments of the Annual Meeting. As of the close of business on the Record Date, there were 8,481,827 shares of Common Stock, issued and outstanding, each of which is entitled to one vote.

        The election of directors will be determined by a plurality vote and the six nominees receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. An abstention, withholding of authority to vote or broker non-votes will not have the same legal effect as an "against" vote and will not be counted in determining the votes for any nominee or whether any proposal has received the required shareholder vote.

                                       Election of Directors

        The Bylaws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than two nor more than seven directors, which number shall be fixed from time to time by the Board of Directors. Each director shall be elected at the Annual Meeting of Shareholders for a term that expires at the next regular shareholder's meeting and shall hold office for the term for which he was elected and until a successor is elected and has qualified. The Board of Directors has fixed the number of directors to be elected for the ensuing year at six and has nominated the six persons named below for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the six nominees named below to constitute the entire Board of Directors.

        All of the nominees are current directors of the Company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxy holders named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

        The following table sets forth certain information as to each nominee for the office of director:

        Name              Age           Position

Richard N. Berman         45            Chairman of the Board of Directors,
                                        President and Chief Executive Officer

Steven L. Berman          42            Executive Vice President, Secretary-
                                        Treasurer and Director

George L. Bernstein       70            Director

John F. Creamer, Jr.      71            Director

Paul R. Lederer           62            Director

Edgar W. Levin            69            Director



        Richard N. Berman has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in October 1978.

        Steven L. Berman has been Executive Vice President, Secretary-Treasurer and a Director of the Company since its inception.

        George L. Bernstein has served as a Director since May 1991. Mr. Bernstein is currently Chief Financial Officer of Howard Fischer Associates International, Inc, an executive search consulting firm in Philadelphia, Pennsylvania which he joined in 1994. Prior to that he was Chief Operating Officer at Dilworth, Paxson, Kalish and Kauffman, a law firm in Philadelphia, Pennsylvania which he joined in 1991.

        John F. Creamer, Jr. has served as a Director since May 1995. Mr. Creamer is currently President of Distribution Marketing Services, Inc., a marketing consulting firm for the automotive aftermarket located in Phoenix, Arizona. He is a former director and former vice chairman of the Board of Directors of Echlin Corporation, and past president of the Automotive Warehouse Distributors Association (AWDA).

        Paul R. Lederer has served as a Director since May 1998. Mr. Lederer is past Executive Vice President of Federal- Mogul Corporation, a global manufacturer of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles. Prior to joining Federal-Mogul, Mr. Lederer was President and Chief Operating Officer of Fel-Pro Incorporated, a private manufacturer of gaskets and related products for the internal combustion engine, which was acquired by Federal-Mogul in 1998. Before joining Fel-Pro, he was a consultant to several automotive parts companies. Mr. Lederer is currently a director of O'Reilly Automotive, a automotive parts retailer, TransPro, Inc., a public automotive parts company and icarz.com, an Internet automotive parts system provider. He also serves on the advisory boards of Turtle Wax, Richco, Ampere Automotive, Wine Discount Center, FPM, Inc., and Autoline Inc.

        Edgar Levin has served as a Director since October 1991. Mr. Levin is currently President of Ed Levin Associates, Inc., a management consulting firm. Prior thereto, from 1984 to 1988, he was Senior Vice President of Paramount Communications, Inc. (Gulf & Western, Inc.), a media and entertainment company.

        None of the above nominees, except for Richard and Steven Berman who are brothers, are related to any other nominee or to any executive officer of the Company.


Board and Committees

        During the fiscal year ended December 29, 2001 the Board held five meetings; each director has attended at least 75% of the meetings of the Board and Committees of which they were a member. The Board of Directors does not have a nominating committee.

        The Executive Committee has general authority over the supervision and direction of the finances and business of the Company and has the power and authority of the Board in the management of the business and affairs of the Company between meetings of the Board. Currently Richard Berman and Steven Berman serve on the Executive Committee. The Executive Committee did not hold any meetings during the fiscal year ended December 29, 2001.

        The Audit Committee is responsible for general financial oversight, recommends independent accountants for selection by the Board, reviews the results and scope of the audit and the services provided by and the fees paid to the independent public accountants. Currently George Bernstein, John Creamer, Paul Lederer and Edgar Levin serve on the Audit Committee. The Audit Committee held three meetings in the fiscal year ended December 29, 2001.

        The Compensation Committee is responsible for executive compensation and implementation of the Employee Stock Purchase Plan and the 401(k) Retirement Plan. Currently George Bernstein, John Creamer, Paul Lederer and Edgar Levin serve on the Compensation Committee. The Compensation Committee held one meeting during fiscal year ended December 29, 2001.

        Each director of the Company, who is not also an employee of the Company, receives an annual retainer of $16,000 plus $1,500 for attendance at each meeting of the Board and $500 for any Committee meetings with the Chairman of the committee receiving an additional $500. Directors are also eligible for participation in the Incentive Stock Plan.




      The Board Recommends a Vote "For" the Election of the Directors.

                              Executive Compensation and Transactions

        The following table sets forth certain information regarding the annual and long-term compensation for the fiscal years ended December 29, 2001, December 30, 2000 and December 25, 1999, to the Chief Executive Officer and to the four most highly compensated executive officers of the Company serving on December 29, 2001.

                                    Summary Compensation Table

                                                                          Long Term
                                           Annual Compensation           Compensation

                                                                         Securities
Name and Principal                                                       Underlying        All Other
Position                   Year      Salary    Bonus (1)   Other (2)       Options      Compensation (3)
--------                   ----      ------    ----- ---   ----- ---       -------      ------------ ---
Richard N. Berman          2001      $400,000    $164,583          $0         0             $6,800
 Chairman of the Board,    2000       400,000           0           0         0              6,800
 President and Chief       1999       400,000           0           0         0              6,400
 Executive Officer

Steven L. Berman           2001      $400,000    $164,583          $0         0             $6,800
  Executive Vice President,2000       400,000           0           0         0              6,800
  Secretary-Treasurer and  1999       400,000           0           0         0              6,400
  Director

David A. Eustice           2001      $248,297    $164,583     $58,607         0             $6,800
                           1997
 Senior Vice President,    2000       236,775      20,000           0         0              6,800
 Chief Operating Officer   1999       229,300           0           0    61,429              6,400

Ronald R. Montgomery       2001      $235,316    $164,583          $0         0             $6,800
  Senior Vice President,   2000       216,900      20,000           0         0              6,800
  Sales                    1999        216900           0           0    35,000              6,400


Edward  L. Dean            2001      $224,620    $164,583          $0         0             $6,800
  Senior Vice President,   2000       216,180      20,000           0         0              6,800
  Marketing                1999       208,500           0           0    45,000              6,400
----------------------
(1) Annual bonuses received are reported in the year earned, whether paid in that year or in the following year. The 2001 bonus will be paid one half on
March 1, 2002 and the remaining balance in six equal payments every three months beginning on May 15, 2002. The executive must be employed on the scheduled date of payment to receive that portion of the bonus.
(2) The Company provides certain perquisites and other personal benefits to its executive officers which, except for Mr. Eustice, are not included in the table since the total to each of the individuals named above did not exceed the lesser of $50,000 or 10% of their respective cash compensation.
(3) "All Other Compensation" includes the estimated contribution to the
Company's 401(k) Plan on behalf of each of the named executives.

Incentive Stock Plan

        The Board of Directors has adopted, and the Company's shareholders have approved, an Incentive Stock Plan (the "Plan"), the purpose of which is to recognize the contributions made to the Company by its employees, consultants, advisors and members of its Board of Directors, to provide these individuals with additional incentives to devote themselves to the Company's future success and to improve the Company's ability to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend.

        The Plan is administered by the Board of Directors, or by a committee designated by the Board of Directors. The aggregate maximum number of shares of Common Stock available for awards under the Plan is 1,172,500 shares (subject to adjustments to reflect changes in the Company's capitalization). Awards under the plan may be made to all employees, consultants, advisors and directors of the Company, although no director may receive awards for more than 10% of the shares reserved for issuance under the Plan.

        Options granted under the Plan may be either incentive stock options ("ISOs") or non-incentive stock options ("NSOs") (together, the "Options"). ISOs are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Unless the Option is specifically designated at the time of grant as an ISO, Options under the Plan will be NSOs.

        The exercise price of the ISOs will be at least 100% of the fair market value of the shares of Common Stock on the date the Option is granted, or, at least 110% of the fair market value of the shares of Common stock on the date the Option is granted if the recipient owns, directly or by attribution under
Section 425(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. The option price for NSO will be set at the discretion of the Board of Directors, and may be less than, greater than or equal to the fair market value of a share on the date of the grant. The maximum term of an Option granted under the Plan shall not exceed
(i) ten years from the date of grant, or (ii) in the case of an ISO, five years from the date of grant if the recipient on the date of grant owns, directly or by attribution under Section 425(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary.

         As of December 29, 2001 options, net of cancellations, have been granted to approximately 75 persons to purchase up to an aggregate of 793,929 shares of common stock (22,857 shares are presently exercisable) at prices ranging from $1.00 to $9.63 and 8,439 shares have been exercised.

                                      Option Grants in 2001

        With respect to the executive officers named in the Summary Compensation Table, no stock option or stock appreciation rights were granted in 2001.

                  Aggregated Option Exercises in 2001 and Year-End Option Values

        The following table shows information with respect to the exercise of stock options during 2001 by each of the named executive officers and the value of the exercisable options on December 29, 2001.

                                                Number of Securities     Value of Unexercised In-the-
                       Shares       Value      Underlying Unexercised           Money Options
                    Acquired on    Realized      Options at Year-End          at Year-End ($) (1)
                                                 -------------------          ---------------------
Name                  Exercise        ($)     Exercisable Unexercisable   Exercisable Unexercisable
----                  --------        ---     ----------- -------------   ----------- -------------
Mr. Eustice                0           0      18,857          77,572        112,200       381,553
Mr. Montgomery             0           0           0          65,000              0       306,750
Mr. Dean                   0           0           0          55,000              0       267,250
--------------------
(1) The "Value of Unexercised In-the-Money Options at Year-End" is equal to the difference between the option exercise price and the Common Stock's December 29,
2001 closing price of $6.95 per share as reported on the NASDAQ National Market
System.

Employee Stock Purchase Plan

        The Board of Directors has adopted, and the Company's shareholders have approved, the 1992 Employee Stock Purchase Plan (the "1992 Plan") the purpose of which is to advance the interests of the Company, its shareholders and employees by encouraging its employees to acquire a vested interest in the growth and earnings of the Company.

        Under the 1992 Plan, a committee appointed by the Board consisting initially of a minimum of two and a maximum of seven members of the Board will administer the 1992 Plan (the "Committee"). The aggregate maximum number of shares of Common Stock available for grants under the 1992 Plan is 300,000 shares, (with suitable adjustments to reflect changes in the Company's capitalization). Grants under the 1992 Plan may be made to all employees of the Company, although no employee may receive such a grant if immediately after the grant he would own more than 5% of the Company's Common Stock or which, at the date the option is granted, would permit such person's rights to purchase stock under the 1992 Plan and all other employee stock purchase or option plans of the Company, or its parent or subsidiaries, if any, to accrue at a rate exceeding $25,000 of the fair market value of such stock (determined at the time such option is granted) for each year such option is outstanding.

        If the Committee decides to issue options pursuant to the 1992 Plan, options must be granted to all employees of the Company who have been employed for at least ninety days, other than those employees whose customary employment is 20 hours or less per week and those employees whose customary employment is for not more than five months in any calendar year. All options will expire on the last day of the fiscal year during which the option was granted. The option price will equal 85% of the fair market value of the shares on the date of exercise.

        The 1992 Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, an employee who is granted an option under the 1992 Plan will not realize income at either the time of grant of the option, or upon exercise of the option. If an employee disposes of shares acquired upon exercise of an option after two years from the date of grant of such option and after one year from the date of exercise of such option, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of
(i) the excess of the fair market value of such shares at the time of disposition over the exercise price or (ii) the excess of the fair market value of such shares at the time the option was granted over the exercise price. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be long-term capital gain or loss. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.

        If any employee disposes of the shares purchased under the 1992 Plan within such two year and one year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the exercise price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two year or one year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as compensation as a result of such disposition.

        The Board of Directors may modify or amend the 1992 Plan in any way which will not destroy the status of the 1992 Plan as a qualified employee stock purchase plan as defined in Section 423 of the Code, but no such amendment or modification may affect options granted under the 1992 Plan prior to the date of such amendment or modification.

        As of December 29, 2001, no options were outstanding but optionees had exercised rights during 2001 to purchase 4,106 shares at prices ranging from $2.45 to $4.28 for total net proceeds of $11,000.

401(k) Retirement Plan

        On January 1, 1992, the Company adopted the amended and restated R&B, Inc. 401(k) Retirement Plan and Trust (the "401(k) Plan"), a defined contribution discretionary profit-sharing plan. The 401(k) Plan is administered by the Company and is available to all employees once they have met certain age and service requirements. Individual accounts are maintained for the cash contributions made on behalf of each eligible employee and each eligible employee has a choice of investment options from among a variety of mutual funds and professionally managed accounts as to the contributions to his account. There are two types of contributions to the 401(k) Plan: (1) an employee can make a voluntary contribution of the employee's compensation which is deducted by the Company from the employees normal compensation (legal limitations may restrict the maximum voluntary contribution by an employee in any given year); and (2) the Company may make discretionary contributions, in cash, common stock or a combination thereof, which is allocated among the participants based on the employee's annual compensation compared to the total annual compensation of all eligible employees.

        Benefits are payable at age 65 (normal retirement), total disability, death, or upon early employment termination. There are vesting requirements for the Company's contributions, but not for the employee's voluntary contributions. The vesting schedule provides for twenty percent vesting each year after one year of service, with one hundred percent vesting at six years or more.

        For the fiscal year ended December 29, 2001, the Company contributed an amount equal to four percent of each eligible employee's annual compensation (with certain limitations to highly compensated employees). The Company's contribution will be funded three and one half percent in cash and one half of one percent in Company common stock.


   Management Compensation Policy Committee Report on Executive Compensation

        The current members of the Compensation Committee are George Bernstein, John Creamer, Paul Lederer and Edgar Levin.

        This report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

General

        The Compensation Committee is composed of four directors, Edgar W.Levin, Chairman, George L. Bernstein, John F. Creamer and Paul R. Lederer. The committee is responsible for setting and administering executive officer salaries, bonuses and other employee benefits.

Policy

        The Company's compensation philosophy reflects a commitment to compensate executives competitively with other companies in the industry while rewarding specific executives for achieving levels of operational excellence and financial returns which insure positive short and long-term business performance and continual growth in shareholder value. The Board of Directors believes that the Company's overall compensation program must be competitive in order to attract and retain the qualified individuals necessary to manage the Company and address the significant challenges facing the Company and the industry.

Base Salary

        The Committee establishes base salaries annually upon recommendation of the Chief Executive Officer taking into consideration independent compensation studies prepared periodically on behalf of the Committee. The Committee desires that overall compensation reflect the performance of each individual executive over time. Base salaries are set at levels subjectively determined by the Committee to adequately reward and retain capable executive, including the Chief Executive Officer, without targeting any specific quartile of the compensation survey data for total compensation or any component of total compensation. The Committee considers the importance of and skills required in a particular executive position in establishing base salary.

Bonuses

        The Committee has established a discretionary bonus plan for the Chief Executive Officer and the Executive Vice President based upon the Company meeting various annual financial targets. The bonuses to be awarded to all other executive officers of the Company are based upon the Company meeting various financial targets in addition to each such officer's contribution, responsibility and performance during the year, and thus are both objective and subjective in nature. In formulating its recommendation for the bonuses of such other executive officers of the Company, the Committee considers, among other things, the evaluation of the Chief Executive Officer with regard to the contribution, responsibility and performance of the executive officer in question and his views on the appropriate compensation level of such executive officer.

Long-Term Incentives

        Long-term incentives offered by the Company are based on incentive stock options. Incentive stock options are awarded to the Chief Executive Officer and the other executive officers by the Committee based upon the recommendation of the Chief Executive Officer, taking into consideration the responsibility of each executive officer, the financial performance of the Company and such other factors as it deems appropriate, consistent with the Company's compensation policies. However, the Committee has not established specific target awards governing the receipt, timing or size of option grants. Thus, determinations with respect to the granting of stock options are subjective in nature.

Chief Executive Officer Compensation

        The compensation of Richard Berman, Chairman of the Board , Chief Executive Officer and President, is determined as set forth above. Mr. Berman received a base salary of $400,000 in 2001. The Committee granted Mr. Berman a bonus for 2001 of $164,583.

Conclusion

        The Committee is satisfied that the short-term and long-term compensation paid to the executive officers of the Company create alignment with the Company's strategic objectives and ensure that payouts are driven by Company performance and employee contribution to the Company.

        The foregoing report has been furnished by:

               Edgar W. Levin, Chairman
               George L. Bernstein
               John F. Creamer
               Paul R. Lederer

  Management Compensation Policy Committee Report on the Exchange Program

During 2001, the Board granted options in exchange for options that had been cancelled in 2000 under a program called the "Exchange Program." Under the Exchange Program, Company employees were given a choice to cancel stock options granted to them, in exchange for an equal number of new options in the future. The new options that were granted on July 9, 2001, have an exercise price equal to the market price on that date. All active employees who had received stock options were eligible. When the Board approved the Exchange Program, it determined that existing options no longer had sufficient value to motivate and retain employees in the tight employment market.
The foregoing report has been furnished by:

               Edgar W. Levin, Chairman
               George L. Bernstein
               John F. Creamer
               Paul R. Lederer

The table below provides information concerning the stock options covered by the Exchange Program for the Company's executive officers. Except for the Exchange Program, no other repricing has occurred during the last ten years.
                                    Ten-Year Option Repricings

(This table heading and the column heading below use the term "repricing" as required by applicable regulation. However, as described above, the Exchange Program was not a traditional repricing.)

                                                            Market                              Length of
                                          Securities un    price of                            original op
                                           derlying num    stock at     Exercise                tion term
                                              ber of       time of    price at time           remaining at
                                           options/SARs   repricing   of repricing     New     date of re
                                           repriced or        or        or amend    exercise   pricing or
                                             amended      amendment       ment        price     amendment
             Name                 Date         (#)            ($)          ($)         ($)     (in months)
             ----                 ----         ---            ---          ---         ---     -----------
Mathias J. Barton
Senior Vice President, Chief
Financial Officer                 7/9/01      37,500            3.00          5.13      3.00        100

David A. Eustice
Senior Vice President, Chief
Operating Officer                 7/9/01      40,000            3.00          7.65      3.00         84

Edward L. Dean
Senior Vice President, Marketing  7/9/01      30,000            3.00          7.75      3.00         96

Ronald R. Montgomery
Senior Vice President, Sales      7/9/01      40,000            3.00          7.97      3.00         89

Barry D. Myers
Senior Vice President, General
Counsel                           7/9/01      33,000            3.00          7.67      3.00         74


       Compensation Committee Interlocks and Insider Transactions


        Richard Berman and Steven Berman receive a salary set by the Compensation Committee of the Board of Directors and also serve as directors. However, they do not participate in deliberations regarding their own salary. Richard Berman and Steven Berman are partners in the Berman Real Estate Partnership.

Leases of Real Property: The Company leases its Colmar, Pennsylvania and Carrollton, Georgia facilities from two partnerships of which Richard Berman, Steven Berman, their father, Jordan Berman, and their brothers, Marc Berman and Fred Berman, are partners. Under the lease for the Pennsylvania property, the Company paid rent of $3.45 per square foot ($1.2 million per year) in 2001. Under the lease for the Georgia property, the Company paid rent of $2.68 per square foot ($0.28 million per year) in 2001. The rents payable on both the Pennsylvania and Georgia properties are adjusted on January 1 of each year to reflect annual changes in the Consumer Price Index for All Urban Consumers - U.S. City Average, All Items. The leases for the Pennsylvania and Georgia properties are "net" leases, under which the Company is responsible for all expenses attributable to the leased properties (including maintenance and repair) and for the conduct of its operations in compliance with all applicable laws and regulations. The Pennsylvania lease will expire on December 28, 2002, and the Georgia lease will expire on January 2, 2005. The Company is currently negotiating a lease renewal for the Pennsylvania lease. In the opinion of management, the terms of these leases are no less favorable than those which could have been obtained from an unaffiliated party.

Transactions with Service Champ II, L.P.: Service Champ is a privately held limited partnership engaged in the sale and distribution of automotive service parts primarily to quick lube centers. Richard Berman and Steven Berman hold a minority interest in Service Champ. Service Champ purchased approximately $202,000 of products in 2001 from the Company at prices which are at least as favorable as those the Company would receive in arm's-length transactions with unaffiliated parties. The Company purchased approximately $84,000 of products in 2001 from Service Champ at prices which are at least as favorable as those the Company would receive in arm's-length transactions with unaffiliated parties

Affiliate Loans and Guaranties: The Pennsylvania property referred to above is being purchased by the partnership from the Montgomery County Industrial Development Corporation ("MCIDC") under an installment sale agreement. MCIDC has, in turn, borrowed approximately $2.0 million from First Union National Bank ("First Union") and approximately $1.2 million from the Pennsylvania Industrial Development Authority ("PIDA") to fund in full its purchase and development of the Pennsylvania property. The partnership's payments to MCIDC under the installment sale agreement are required to be at least equal to the principal and interest payable by MCIDC under these two loans, and the Company's rental payments on the Pennsylvania property are required to be at least equal to the partnership's payments under the installment sale agreement with MCIDC. The Company has guaranteed the obligations of the partnership and MCIDC to First Union and of MCIDC to PIDA. The balance of the obligations of the partnership to PIDA and First Union outstanding on December 29, 2001 were $167,908 and $309,524 respectively. With respect to the Georgia property referred to above, the Company has guaranteed the obligations of the other partnership. The balance of the other partnership's obligation outstanding on December 29, 2001 was $187,500.


                           Report of Audit Committee

        The Audit Committee (the "Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements, reporting process and internal controls. The committee monitors the disclosure and content of the Company's financial statements, the quality of the accounting principles used, and the independent audit process. It reviews the adequacy of the Company's internal controls, and recommends the selection of the Company's independent certified public accountants. The Committee operates pursuant to a written charter that was adopted by the Board of Directors in May, 2000 (the "Charter"). The Board of Directors has determined that all members of the Committee are "independent" and "financially literate," and at least one member of the Committee has accounting or financial expertise as the Board of Directors has interpreted such qualifications in its business judgment, all as required by the applicable NASDAQ listing standards.

        In March 2002, the Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with its independent auditors, Arthur Andersen, LLP ("AA"), regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with and received the required written disclosures and a confirming letter from AA regarding its independence and has discussed with AA its independence. The Audit Committee also considered the non-audit services provided by AA set forth below in their review of AA's independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 29, 2001.

        This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report be specifically incorporated by reference.

        The foregoing report has been furnished by:

        George L. Bernstein, Chairman
        John F. Creamer, Jr.
        Paul R. Lederer
        Edgar W. Levin



                          Fees Paid To Independent Auditors

         During the fiscal year ended December 29, 2001, the fees, billed or to be billed, for the audit and review of the Company's consolidated financial statements by Arthur Andersen, LLP were $136,500. All other fees paid or payable by the Company for services other than the consolidated financial statement audit and review services performed by Arthur Andersen, LLP during fiscal year 2001 were $98,000. Arthur Andersen, LLP did not perform any professional services related to financial information systems design and implementation for the Company during fiscal year 2001.

                             Beneficial Ownership of Common Stock

        The following table sets forth the beneficial ownership of the Company's Common Stock as of March 18, 2002 by (i) each director and nominee, (ii) each person known by the Company to be the beneficial owner of five percent or more of the Common Stock, (iii) each executive officer named in the summary compensation table below, and (iv) all directors and executive officers as a group.

    Name of Beneficial Owner       Amount and Nature of         Percentage of
      or Identity of Group       Beneficial Ownership (1)     Outstanding Shares
      ---------------------      ------------------------    -------------------
Steven L. Berman (2)(3)(4)(5)          1,187,826                          14.0%
Richard N. Berman (2)(3)(4)(5)         1,142,186                          13.5%
Jordan S. Berman (2)(6)                  810,076                           9.6%
Dimensional Fund Advisors, Inc.(7)       590,700                           6.8%
FleetBoston Financial Group, Inc.(8)     590,108                           6.8%
Fred B. Berman (2)(9)                    381,136                           4.5%
Marc H. Berman (2)(9)                    381,136                           4.5%
David A. Eustice                          75,648                           *
Ronald R. Montgomery                      49,426                           *
Edward L. Dean                            46,713                           *
Edgar W. Levin                             8,000                           *
John F. Creamer, Jr.                       6,000                           *
Paul R. Lederer                            6,000                           *
George L. Bernstein                        3,000                           *
Executive officers and directors as a
group (11 persons)(4)                  2,629,531                          31.0%
------------------------
* Less than 1%

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "Commission") and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of March 18, 2002. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. Fractional shares are rounded to the closest whole number.
(2)Pursuant to an agreement among Richard Berman and Steven Berman, their father Jordan Berman, and their brothers, Fred Berman and Marc Berman, each of them has granted the others rights of first refusal, exercisable on a pro rata basis or in such other proportions as the exercising shareholders may agree, to purchase shares of Common Stock of the Company which any of them, or upon their deaths their respective estates, proposes to sell to third parties. The Company has agreed with these shareholders that, upon their deaths, to the extent that any of their shares are not purchase by any of these surviving shareholders and may not be sold without registration under the 1933 Act, the Company will use its best efforts to cause those shares to be registered under the 1933 Act. The expenses of any such registration will be borne by the estate of the deceased shareholder.
(3) Does not reflect 457,997 shares of common stock held by the R&B, Inc. 401(k) Retirement Plan for which Richard Berman and Steven Berman are trustees.
(4) Does not reflect approximately17,000 shares of common stock to be issued as part of the 2001 contribution for all eligible employees under the R&B, Inc. 401(k) Retirement Plan for which Richard Berman and Steven Berman are trustees. The shares will be allocated to all eligible employees in proportion to their annual income. The number of shares to be allocated to Richard Berman, Steven Berman, David Eustice, Ronald Montgomery, Edward Dean and all officers and directors as a group are approximately 123 shares, 123 shares, 123 shares, 123 shares, 123 shares and 861 shares, respectively.
(5) Address of this shareholder is c/o R&B, Inc. P.O. Box 1800, Colmar, Pennsylvania 18915.
(6) Address of this shareholder is P.O.Box 474, Springhouse, Pennsylvania 19477.

(7) Based upon a Schedule 13G filed on February 12, 2002 by Dimensional Fund Advisors, Inc. ("Dimensional"). The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(8) Based upon a Schedule 13G filed on February 14, 2001 by FleetBoston Financial Group, Inc. ("Fleet"). The principal address of Fleet is One Hundred Federal Street, Boston, Massachusetts 02210.
(9) Address of this shareholder is c/o Service Champ L.P. 180 New Britain Blvd., Chalfont, Pennsylvania 18914.

                                   Filing Disclosure

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require the Company's officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers and to furnish the Company copies.

        Based on its review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that, during the last fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                   Shareholder Return Performance Presentation

        Set forth below is a line graph comparing, for the period from December 26, 1997 to December 29, 2001, the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the NASDAQ Market Index and the Automotive Parts and Accessories Peer Group index. The graph assumes $100 invested on December 37, 1996 in the Company's Common Stock and each of the indices, and that the dividends were reinvested when and as paid. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the companies included are weighted according to the stock market capitalization of such companies.

                                    Comparison of Total Return
                            R&B, Inc. Common, NASDAQ Market Index and
                         Automotive Parts & Accessories Peer Group Index*



MEASUREMENT                    NASDAQ
PERIOD          R&B, INC.   TOTAL RETURN   AP&A PEER GROUP

12/28/96         100.00          100.00        100.00
12/27/97         139.82          122.32        127.67
12/26/98         115.04          172.52        130.28
12/25/99          66.37          304.29        110.35
12/30/00          23.45          191.25         88.78
12/29/01          98.41          152.46        112.04

---------------
* Automotive Parts & Accessories Peer Group is comprised of 65 public companies and the information was furnished by Media General Financial Services.

                                       Shareholder Proposals

        Proposals by shareholders to be presented at the Company's meeting to be held in 2003 must be received by the Company no later than December 24, 2002 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                      Annual Report

        A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 29, 2001 is being furnished concurrently with this Proxy Statement to all persons who were Shareholders on the Record Date. The Annual Report should not be regarded as proxy soliciting material.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2001 CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO R&B, INC. 3400 EAST WALNUT STREET, COLMAR, PENNSYLVANIA 18915, ATT: BARRY D. MYERS, ASSISTANT SECRETARY.

                                Solicitation of Proxies

        All expenses incurred in connection with the solicitation of the enclosed proxy card will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telephone, telegraph or personal call if proxies are not received in a timely fashion. The Company has requested that brokers and nominees who hold stock in their names furnish this proxy material to their customers; the Company will reimburse these brokers and nominees for their out-of-pocket and reasonable expenses.

        Although it is not anticipated, the Company reserves the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. The Company estimates that it would be required to pay such firm fees ranging from $5,000 to $10,000 plus out-of-pocket expenses.

                          Independent Public Accountants

        The accounting firm of Arthur Andersen LLP acted as the Company's independent public accountants for the fiscal year ended December 29, 2001 and has been selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ending December 28, 2002. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

                                Other Matters

        As of the date of this Proxy Statement, no other matter is known which will be brought before the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors does not know, 45 days before the meeting, are to be presented for approval at the meeting (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Exchange Act, as amended; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment and discretion.

                               By Order of the Board of Directors

                                /s/ Barry D. Myers

                               BARRY D. MYERS
                               Senior Vice President, General Counsel and
                               Assistant Secretary
Colmar, Pennsylvania
April 22, 2002